Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZION OIL & GAS, INC.

The undersigned, Richard Rinberg, Chief Executive Officer of Zion Oil & Gas, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is Zion Oil & Gas, Inc.

2.           The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 2, 2003.

3.           The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares which the Corporation is authorized to issue is 100,000,000 shares of common stock, par value $0.01 per share.”

4.           This Amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 27th day of June 2011.

/s/ Richard Rinberg
Name: Richard Rinberg
Title: Chief Executive Office
r